Exhibit 99.1

Press Release New York

SOTHEBY'S INCREASES QUARTERLY DIVIDEND AND ACCELERATES PAYMENT OF TWO QUARTERS OF DIVIDENDS

December 6, 2012, New York -- The Board of Directors of Sotheby's (NYSE:BID), consistent with its frequent review of the Company's dividend payments, has declared an accelerated first and second quarter of 2013 cash dividend totaling $0.20 per share of outstanding common stock. This $0.10 per share per quarter dividend reflects a 25% increase from the previous quarterly dividend of $0.08 per share. This accelerated dividend is intended by the Board to be in lieu of quarterly dividends Sotheby's would have otherwise announced in the first and second quarters of 2013, and that would have been paid in calendar year 2013.

“Management recommended the acceleration of these dividends in recognition of the strong liquidity and ongoing strength of Sotheby's and in light of the future uncertainties surrounding U.S. tax policies,” said William Sheridan, Executive Vice President and Chief Financial Officer of Sotheby's.

This accelerated dividend will be payable on, or before, December 31, 2012 to holders of record as of December 26, 2012.

About Sotheby's
Sotheby's is a global company that engages in art auction, private sales and art-related financing activities. The Company operates in 40 countries, with principal salesrooms located in New York, London, Hong Kong and Paris. The Company also regularly conducts auctions in seven other salesrooms around the world. Sotheby's is listed on the New York Stock Exchange under the symbol BID.

Contacts:
Press Department | 212 606 7176 | Andrew Gully | Andrew.Gully@Sothebys.com
Investor Relations | 212 894 1023 | Jennifer Park | Jennifer.Park@Sothebys.com

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